AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is dated June 18, 2007, and is by and between Iron Link, Ltd., a Nevada corporation (the “Company”) and Wave Uranium, a Nevada corporation (“Wave Uranium”).

R E C I T A L S

WHEREAS, Norman Meier (“Shareholder”) owns all of the 5,000,000 shares of capital stock of Wave Uranium as set forth in Schedule 1 attached hereto, constituting all of the issued and outstanding stock of Wave Uranium (the “Wave Uranium Shares”), all of which shares are voting shares;

WHEREAS, the Company is a public company, whose shares are listed on the OTC Bulletin Board;

WHEREAS, the Board of Directors of the Company and Wave Uranium deem it advisable that the acquisition by the Company of all of the voting shares of Wave Uranium be effected through an exchange (the “Exchange”) of Wave Uranium Shares pursuant to this Agreement;

WHEREAS, the Company desires to acquire 100% of the outstanding Wave Uranium Shares for shares of Common Stock of the Company, in a transaction that qualifies under Section 368(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder, have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code,  and intend that the Merger be treated as a tax free exchange under the Code and the rules and regulations of the IRS promulgated thereunder.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.

EXCHANGE

1.01

Exchange.  The Shareholders shall exchange all of their Wave Uranium Shares for a total of 2,666,667 shares of Common Stock of the Company (the "Common Stock") upon execution of this Agreement. Immediately prior to Closing there shall be 7,008,000 shares of Common Stock outstanding, so that after the Closing the Company shall have outstanding approximately 12,008,000 shares of Common Stock.

1.02.

Closing.  The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on execution of this Agreement.

1.03.

Deliveries.  The parties are delivering the following items and documents:

1.03(a).

On execution of this Agreement, the parties shall deliver the following documents:

(i)

Company shall deliver the signed Agreement of Sale pursuant to which the Company shall sell its Iron Link TV Ltd. Subsidiary for $14,000 cash, effective at 9 am, June 16, 2007. (the “Sale Agreement”).

(ii)

Company shall deliver resolutions of its Board of Directors approving this Agreement and the Agreement of Sale, accompanied by a consent action in writing of the majority shareholders of Company approving the Agreement.

(iii)

Each of Alexandre Routkovski and Viktor Krukov shall deliver a letter forgiving any amounts owed to them for salary, accounts payable related party or other amounts, and regarding cooperation on the preparation of the 10-KSB.

(iv)

The Company shall deliver the resignations of all of its current officers and directors, and board resolutions electing Cady L. Johnson as the sole director and officer.

(v)

The Company shall deliver its books and records, including the minute book.

(vi)

Wave Uranium shall deliver resolutions of its Board of Directors approving this Agreement and the transactions contemplated thereby.

1.03(b).

At Closing, the documents set forth in Section 1.03(a) shall be released to the appropriate parties, and the Company shall direct its transfer agent to issue the shares of Common Stock described in Section 1.01 in exchange for the Wave Uranium Shares which have been presented.

1.03(c).

At Closing, the Company shall file a Current Report on Form 8-K reporting the transactions set forth in this Agreement.

II.

REPRESENTATIONS AND WARRANTIES OF WAVE URANIUM

Wave Uranium represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

2.01.

Organization.

2.01(a).

Wave Uranium is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; Wave Uranium has the corporate power and authority to carry on its business as presently conducted; and Wave Uranium is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.02.

Capitalization.

2.02(a).  The authorized capital stock of Wave Uranium is 75,000,000 shares of $.001 par value common stock, of which 5,000,000 shares are outstanding. All of the issued and outstanding shares of Wave Uranium are duly authorized, validly issued, fully paid and nonassessable.

2.02(b).

There are no outstanding options, warrants, or rights to purchase any securities of Wave Uranium.

2.03.

Subsidiaries and Investments.  Wave Uranium does not own any capital stock or have any interest in any corporation, partnership or other form of business organization.

2.04.

Financial Statements.  Wave has had no operations other than organizational activities. However, Wave represents that I $500,000 is in escrow for funding of Wave upon closing of this Agreement.

2.05.

No Undisclosed Liabilities.  To the best knowledge of Wave Uranium, Wave Uranium is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

2.06.

Litigation.   To the best knowledge of Wave Uranium there is no litigation, proceeding or investigation pending or threatened against Wave Uranium affecting any of its properties or assets against any officer, director, or stockholder of Wave Uranium that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of Wave Uranium or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

2.07.

Title To Assets.  Wave Uranium has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the  Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

2.08.

Transactions with Affiliates, Directors and Shareholders.  There are and have been no contracts, agreements, arrangements or other transactions between Wave Uranium, and any officer, director, or stockholder of Wave Uranium, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

2.09.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of Wave Uranium, or any agreement, contract or instrument to which Wave Uranium is a party or by which it or any of its assets are bound.

2.10.

Disclosure.  To the actual knowledge of Wave Uranium, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of Wave Uranium in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

2.11.

Authority.  Wave Uranium has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of Wave Uranium and no other corporate proceedings on the part of Wave Uranium are necessary to authorize this Agreement and the transactions contemplated hereby.

III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Wave Uranium as follows, as of the date of this Agreement and as of the Closing:

3.01

Organization.

3.01(a).

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

3.01(b)

The copies of the Articles of Incorporation of the Company and the Bylaws of the Company as filed with the Company’s EDGAR filings (the “Reports”) are complete and correct copies of the Articles of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof.  All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to Wave Uranium that have not also been delivered to Wave Uranium.

3.02.

Capitalization of the Company.  The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.001 per share, of which 7,008,000 shares are outstanding as of the date of this Agreement.  All outstanding shares are duly authorized, validly issued, fully paid and non-assessable.

3.03.

Subsidiaries and Investments.  The Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization other than Iron Link TV, Ltd.

3.04.

Authority.  The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein.  The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

3.05.

No Undisclosed Liabilities.  Other than as described in the Reports, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

3.06.

Litigation.  There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

3.07.

Title To Assets.  The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Company's financial statements or on any Exhibits attached hereto.

3.08.

Contracts and Undertakings.  The Reports contain a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound.  Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect.  The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

3.09.

Underlying Documents.  Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to Wave Uranium and are complete and correct and include all amendments, supplements or modifications thereto.

3.10.

Transactions with Affiliates,  Directors and Shareholders.  Except as set forth in the Reports, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

3.11.

No Conflict.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

3.12.

Disclosure.  To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to Wave Uranium and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

3.13.

Financial Statements.  The Reports present fairly the financial position and results of operations of the Company, on a consistent basis in accordance with GAAP and SEC requirements.

3.14.

Absence of Material Changes.  Since April 30, 2007, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

3.14(a).

any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

3.14(b).

any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to its authorized or issued capital stock.

3.14(c).

any amendment to the Articles of Incorporation of the Company.

3.15

Securities Law Compliance

3.15(a).

The Company's common stock is not registered under Section 12(g) of the Exchange Act. All reports required to be filed under Section 15 of the Securities Exchange Act of 1934 have been filed by the Company.

3.15(b).

The currently outstanding common stock of the Company was issued pursuant to the registration statement or valid exemptions from registration under the Securities Act of 1933 pursuant to Regulation D promulgated thereunder.

IV.

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

All representations, warranties and covenants of the Company and Wave Uranium contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.

CONDITIONS TO CLOSING

5.01.

Conditions to Obligation of Wave Uranium.  The obligations of Wave Uranium under this Agreement shall be subject to each of the following conditions:

5.01(a).

The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time.  The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

5.01(b).

No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

5.01(c).

All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

5.01(d).

The fulfillment of the obligations of the Company set forth in Section 6.01 and the delivery of the items set forth in Section 1.03(b).

5.02.

Conditions to Obligations of the Company.  The obligation of the Company under this Agreement shall be subject to the following conditions:

5.02(a).

The representations and warranties of Wave Uranium herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; Wave Uranium shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

5.02(b).

No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

5.02(c).

All statutory requirements for the valid consummation by Wave Uranium of the transactions contemplated by this Agreement shall have been fulfilled.  All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by Wave Uranium of the transactions contemplated by this Agreement shall have been obtained.

5.02(d).

The delivery of the items set forth in Section 1.03(b).

VI.

CERTAIN AGREEMENTS

1.1.

Reporting Obligations.  The Company agrees to continue to fulfill its reporting obligations under the Section 15 of the Securities Exchange Act of 1934 for at least 2 years following the closing.

VII.

MISCELLANEOUS

7.01.

Finder's Fees, Investment Banking Fees.  Neither Wave Uranium nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

7.02.

Tax Treatment.  The transactions contemplated hereby are intended to qualify as a so-called “tax-free” reorganization under the provisions of Section 368 of the Code.  The Company and Wave Uranium acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

7.03.

Further Assurances.  From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

7.04.

Parties in Interest.  Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

7.05.

Entire Agreement; Amendments.  This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter.  There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

7.06.

Headings, Etc.  The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

7.07.

Pronouns.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

7.08.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

7.09.

Governing Law.  This Agreement shall be governed by the laws of the State of Nevada (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Nevada.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

IRON LINK LTD.

WAVE URANIUM

By:

/s/ Alexandre Routkovski

By: /s/Cady Johnson

Name:

Alexandre Routkovski

Name: Cady Johnson

Title:

President

Title: President